CONSENT OF ACTUARY

The Board of Directors
American Enterprise Life Insurance Company


I consent to the reference to me under the caption "Experts" and to the use of my opinion dated April 29, 2002 on the Illustrations used by American Enterprise Life Insurance Company in the Prospectus for the filing of the American Express Signature Variable Universal Life, a flexible premium variable life insurance policy ("the SIG-VUL Policy") offered by American Enterprise Life Insurance Company as part of the Post-Effective Amendment No. 3, (Form S-6, File No. 333-84121,) being filed under the Securities Act of 1933.


/s/   Mark Gorham
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      Mark Gorham, F.S.A., M.A.A.A.
      Vice President - Insurance Product Development


Minneapolis, Minnesota
April 29, 2002